Execution Version
                                 MOTOROLA, INC.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196


                               November 30, 2010

Persons and entities listed on Schedule A (the "Icahn Group")

Re:  Motorola Agreement

Ladies and Gentlemen:

     Reference is hereby made to that certain Agreement, dated April 7, 2008, among the Icahn Group and Motorola, Inc. (the "Motorola Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motorola Agreement. The term "Icahn Group" shall hereinafter exclude Keith A. Meister and William R. Hambrecht.

     The parties hereto agree that (a) Vincent J. Intrieri (or any successor designated by the Icahn Group, a "Successor") shall replace Keith A. Meister as the Designee under the Motorola Agreement and all references to Mr. Meister in the Motorola Agreement shall refer to Mr. Intrieri (or such Successor) from and after the date of Mr. Intrieri's (or such Successor's) appointment or election to the Board and his execution of the Confidentiality Agreement and (b) the term "Icahn Designee(s)" shall no longer include William R. Hambrecht or Keith Meister from and after the date of Mr. Intrieri's appointment or election to the Board and such term thereafter shall only include Mr. Intrieri (or such Successor). Simultaneously with the resignation of Mr. Meister from the Motorola Board of Directors, Motorola will cause Mr. Intrieri to fill the vacancy created by the resignation.

     In addition, the parties hereby acknowledge and agree that the term "Common Stock" in the Motorola Agreement shall refer to the common stock, par value $0.01 per share, of the Company.

     Except as expressly amended hereby, the Motorola Agreement and the Confidentiality Agreement are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This letter shall form a part of the Motorola Agreement for all purposes, and each party thereto and hereto shall be bound hereby. Sections 7, 9, 10, 11, 13 and 14 of the Motorola Agreement shall apply to this letter agreement, mutatis mutandis.

                           [Signature pages follows]

                                   Very truly yours,

                                   MOTOROLA, INC.


                                   By:  /s/ Gregory Q. Brown
                                        --------------------
                                        Name:  Gregory Q. Brown
                                        Title:  Co-CEO



     [Signature Page to Motorola - Icahn Agreement, dated November 30, 2010]

AGREED TO and ACCEPTED BY:



Icahn Partners LP


By:  /s/ Keith Cozza
     ---------------
     Name: Keith Cozza
     Title:  Chief Compliance Officer

Icahn Partners Master Fund LP


By:  /s/ Keith Cozza
     ---------------
     Name:  Keith Cozza
     Title:  Chief Compliance Officer

High River Limited Partnership
By: Hopper Investments LLC, its general partner
By: Barberry Corp., its sole member


By:  /s/ Keith Cozza
     ---------------
     Name:  Keith Cozza
     Title:  Secretary and Treasurer



/s/ Carl C. Icahn
-----------------
Carl C. Icahn


/s/ Vincent J. Intrieri
-----------------------
Vincent J. Intrieri